EXHIBIT 10.22

FIRST AMENDMENT TO STRATEGIC ALLIANCE AGREEMENT

THIS FIRST AMENDMENT TO STRATEGIC ALLIANCE AGREEMENT (this “First Amendment”) is made as of June 29, 2007, by and between GOFISH TECHNOLOGIES, INC., a California corporation (“GoFish”), GOFISH CORPORATION, a Nevada corporation of which GoFish is a wholly-owned subsidiary (the “Company”) and KALEIDOSCOPE, INC., a Delaware corporation, acting through its wholly owned subsidiary, Kaleidoscope Sports and Entertainment LLC (“KSE”).

WHEREAS, GoFish, the Company and KSE are parties to, and have agreed to amend, that certain Strategic Alliance Agreement, dated as of January 1, 2007 (the “Strategic Alliance Agreement”).

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, the parties agree as follows:

1. The definition of “Base Warrants” in Section 1.01 is hereby amended and restated in its entirety to read as follows:

“Base Warrants” means warrants to purchase up to Five Hundred Thousand (500,000) shares of Common Stock pursuant to a written warrant agreement, in a form determined by the Company but including the following terms: (i) an exercise price of $3.00 per share, (ii) vesting monthly in arrears commencing at the end of the seventh month following the Effective Date (as to one third (1/3) of the underlying number shares of Common Stock) and continuing at the end of each subsequent month during the term hereof at a rate of one eighteenth (1/18) of the number of underlying shares of Common Stock and (iii) expiration automatically (1) if this Agreement is terminated prior to seven (7) months following the Effective Date, the date of termination of this Agreement, (2) if this Agreement is terminated after this Agreement has been in effect for at least seven (7) months but less than eighteen (18) months, six (6) months following the date of termination and (3) if this Agreement is in effect for at least eighteen months, the fifth anniversary of the Effective Date.”

2. Effect on Strategic Alliance Agreement. On and after the date of this First Amendment each reference in the Strategic Alliance Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import referring to the Strategic Alliance Agreement shall mean and be a reference to the Strategic Alliance Agreement, as amended by this First Amendment.

3. Governing Law. The execution, interpretation and performance of this First Amendment shall be governed by the internal laws and judicial decisions of the State of New York.

4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5. Severability. The invalidity of any portion of this Agreement shall not invalidate any other portion of this Agreement and, except for such invalid portion, this Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first above written.

GOFISH TECHNOLOGIES, INC.

By:	/s/ Tabreez Verjee
Name: Tabreez Verjee
Title: President

GOFISH CORPORATION

By:	/s/ Tabreez Verjee
Name: Tabreez Verjee
Title: President

KALEIDOSCOPE, INC.

By:	/s/ Anthony B. Andrea
Name: Anthony B. Andrea
Title: President